Exhibit 2.2

STATE OF WYOMING

Office of the Secretary of State

I, CHUCK GRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF MERGER

Mike the Pike Productions, Inc. (Wyoming) (Qualified Non-survivor)

Merged into AROWANA MEDIA HOLDINGS, INC. (Delaware) (Unqualified Survivor)

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 4th day of April, 2024.

Secretary of State

Filed Date: 04/04/2024	By: Jordan Gray